Exhibit 10.5

AMENDMENT

TO THE

1979 RESTRICTED STOCK AND PERFORMANCE SHARE AWARD PLAN

WHEREAS, on June 15, 2014, Medtronic, Inc. (“Medtronic”) entered into a Transaction Agreement with Covidien plc and the other parties named therein (the “Transaction Agreement”) to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, Medtronic maintains the Medtronic, Inc. 1979 Restricted Stock and Performance Share Award Plan, as amended (the “1979 Stock Plan”); and

WHEREAS, in connection with the Transaction, the 1979 Stock Plan is being assumed by Medtronic plc and certain technical changes are required in connection with the Transaction and assumption.

NOW THEREFORE, the 1979 Stock Plan shall be and hereby is amended in the following respects, effective as of the Effective Time (as defined in the Transaction Agreement):

1.	References to “Medtronic, Inc.” are hereby replaced with references to “Medtronic plc”.

2.	“Company” is hereby defined to mean Medtronic plc, an Irish public limited company, and its subsidiaries.

3.	“Common Stock” is hereby defined to mean ordinary shares, par value $0.0001, of the Company.

4.	“Subsidiary” is hereby defined as having the meaning set forth in section 155 of the Companies Act 1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

5.	The following language shall replace the words “any Eligible Employee” in the first sentence of Section 7(b)(iii): “to the extent permitted by law, an Eligible Employee”.

6.	The following language is hereby added to the beginning of the first sentence of the second paragraph in Section 8(c): “To the extent permitted by applicable law,”.

7.	The following sentence is hereby added to the end of Section 11: “Notwithstanding the foregoing, in no event shall the subscription price payable per share of Common Stock covered by a Restricted Stock or Performance Share Award be reduced to an amount that is lower than the nominal value of a share of Common Stock.”

8.	The following language is hereby added to the beginning of the first sentence of the second paragraph in Section 15: “To the extent permitted by applicable law,”.

9.	A new sub-section (f) in Section 16 is hereby added containing the following language:

Irish Conditions for Issuance. Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any shares of Common Stock pursuant to an award unless at least the par (nominal) value of such newly issued share of Common Stock has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not obliged to issue or deliver any shares of Common Stock in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

10.	The following language is hereby added to the end of the definition of “Change in Control” set forth in Section 17(c): “For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.”

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